UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 24, 2007 (May 21, 2007)
FREMONT GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2425 Olympic Boulevard 3rd Floor Santa Monica, California	90404

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (310) 315-5500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Sale of Commercial Real Estate Business and Loan Portfolio
     On May 21, 2007, Fremont Investment & Loan (the “Bank”), a wholly-owned subsidiary of Fremont General Corporation (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with iStar Financial Inc. (“iStar”), pursuant to which the Bank will sell its commercial real estate lending business (the “CRE Business”) and commercial real estate loan portfolio to iStar.
     The purchase price for the loan portfolio (the “Loan Purchase Price”) will be an amount equal to (i) the aggregate unpaid principal balance of the loan portfolio as of March 31, 2007, plus (ii) the aggregate amount of principal advanced to commercial real estate borrowers subsequent to March 31, 2007 through and including the closing date in respect of the loan portfolio, minus (iii) the aggregate amount of principal paid to the Bank in respect of the loan portfolio after March 31, 2007 through and including the closing date, minus (iv) $268,942,000. The $268,942,000 represents the allowance for loan losses and net deferred fees and costs associated with the loan portfolio as of March 31, 2007. At the closing, the Bank will receive a cash payment equal to 30% of the Loan Purchase Price (the “Cash Loan Purchase Price”), and a participation interest in the total loan portfolio with a principal amount equal to 70% of the Loan Purchase Price, which will bear interest at LIBOR + 150 basis points. The Bank’s participation interest in the loan portfolio will be governed by a participation agreement to be entered into at closing (the “Participation Agreement”). Pursuant to the Participation Agreement, the Bank will be entitled to receive 70% of all principal payments on the loans purchased, including with respect to any portion of the unfunded commitments with respect to such loans that are funded by iStar. The Bank will also be entitled to receive the aggregate amount of all unpaid interest on the loan portfolio as of the closing date which is not more than 30 days past due. Additionally, iStar will purchase a majority of the non-loan assets used in the CRE Business for $50 million in cash. In connection with the transaction, iStar will assume all obligations with respect to the loan portfolio after the closing date (including the obligation to fund approximately $4.4 billion of existing unfunded commitments) and the obligations under certain assumed leases and intellectual property contracts. It is also anticipated that iStar will employ a majority of the employees of the CRE Business.
     iStar will be entitled to a reduction in the Cash Loan Purchase Price equal to 50% of the net earnings of the CRE Business for the period commencing July 1, 2007 through and including the closing date; provided, however, that if the closing does not occur on the last day of the month during which Fremont receives a notice from iStar that iStar wishes to close on the last day of such month, subject to the satisfaction of certain specified conditions (a “Purchaser Proration Notice”), then iStar will be entitled to a reduction in the Cash Loan Purchase Price equal to 100% of the net earnings of the CRE Business for the period commencing on (i) the first day of such month if the Purchaser Proration Notice is delivered prior to the 15th day of such month, or (ii) the first day of the following month if the Purchaser Proration Notice is delivered after the 15th day of such month, in each case through the closing date.
     The Bank has made customary representations, warranties and covenants in the Asset Purchase Agreement. The Bank may not solicit competing proposals or, subject to exceptions with respect to alternative proposals that may be superior, participate in any discussions or negotiations regarding alternative proposals.
     The closing is conditioned upon notification by the Federal Deposit Insurance Corporation (the “FDIC”) and the California Department of Financial Institutions (the “DFI”) of their non-objection to the transaction, the receipt by iStar of audited financial statements for the CRE Business, the receipt of a specified number of borrower consents, and certain other enumerated conditions.
     The Asset Purchase Agreement may be terminated under certain circumstances, including if the Bank’s Board of Directors has determined in good faith that it has received a superior proposal, the Bank enters into a definitive agreement with respect to such superior proposal and the Bank otherwise complies with certain terms of the Asset Purchase Agreement. If the Asset Purchase Agreement is terminated by iStar as a result of a willful breach by the Bank, or by either party in the event that the Bank enters into an agreement with respect to a superior proposal, then the Bank will pay iStar a termination fee of $40 million. If the

Asset Purchase Agreement is terminated by the Bank as a result of a willful breach by iStar, then iStar will pay the Bank a termination fee of $40 million.
     The foregoing description of the Asset Purchase Agreement and the Participation Agreement are qualified in their entirety by reference to the Asset Purchase Agreement and the Participation Agreement, copies of which are attached hereto as Exhibits 2.1 and 10.1, respectively, and are incorporated by reference herein.
Investment by Gerald J. Ford
     Also on May 21, 2007, the Company and the Bank entered into an Investment Agreement (the “Investment Agreement”) with Hunter’s Glen Ford, Ltd. (the “Investor”), an entity controlled by Gerald J. Ford, pursuant to which the Bank will issue to the Investor 8,899,410 shares of its Series A Non-Cumulative Exchangeable Preferred Stock (the “Preferred Shares”) for $80,094,690. The Preferred Shares will be exchangeable for approximately 9.9% of the Company’s common stock, par value $1.00 per share (the “Common Stock”), on a pro forma basis. Additionally, the Company will issue to the Investor a warrant (the “Original Warrant”) to purchase up to 7,129,326 shares of Common Stock (so that upon exercise in full and assuming the exchange of all of the Preferred Shares, the Investor would beneficially own approximately 16.6% of the Company’s outstanding Common Stock). Subject to shareholder approval (“Shareholder Approval”), the Investor will receive an additional warrant to purchase 4,004,680 shares of Common Stock (the “Additional Warrant” and together with the Original Warrant, the “Warrants”), such that upon exercise in full and assuming the exchange of all of the Preferred Shares, the Investor would beneficially own approximately 19.9% of the Company’s outstanding Common Stock. The Investment Agreement provides that Mr. Ford may designate certain co-investors (the “Co-Investors”) to purchase a portion of the investment, provided that the purchase of Preferred Shares and Warrants by such Co-Investors would not delay the receipt of regulatory approvals.
     Terms of Preferred Stock and Warrants
     Prior to the receipt of Shareholder Approval, the Preferred Shares will be exchangeable for shares of Common Stock at a price of $8.44 per share (the “Exchange Price”) and the Original Warrant will have an exercise price of $8.44 per share (the “Exercise Price”). Upon the receipt of Shareholder Approval, the Exchange Price and the Exercise Price will each be increased to $9.00 per share. On the 45th day after the earlier to occur of (i) the last day of the Company’s fiscal quarter during which the Bank consummates the iStar transaction and (ii) December 31, 2007 (the “Reset Date”), each of the Exchange Price and the Exercise Price will be reset based on a percentage of the consolidated tangible book value per share of the Company at the end of the applicable period. If the Reset Date occurs prior to the receipt of Shareholder Approval, then the Exchange Price and the Exercise Price will each be reset to the lesser of $8.44 and 75% of tangible book value per share. If the Reset Date occurs after the receipt of Shareholder Approval, then (A) the Exchange Price will be reset to the lesser of $9.00 and 85% of tangible book value per share and (B) the Exercise Price will be reset to the lesser of $9.00 and 75% of tangible book value per share. Each of the Exchange Price and the Exercise Price will also be adjusted downward to the extent that (y) the costs incurred by the Company in connection with certain litigation brought by the California Department of Insurance exceed $35,000,000 and (z) on June 30, 2010, the total cumulative losses relating to loan sales after a specified date exceed the sum of $35,000,000 and the reserve established on the Company’s consolidated balance sheet at June 30, 2007 in connection with such loans. Each of the Exercise Price and the Exchange Price is also subject to customary anti-dilution adjustments.
     In the event of a change of control of the Company or the Bank, the Investor will have the right to put its Preferred Shares to the Company at par. If the Investor does not exercise such right, the Company and the Bank shall have the right to call such Preferred Shares at par. In the event of a change of control of the Bank, if neither the put nor call rights described above are exercised, then the Preferred Shares will be automatically exchanged into shares of Common Stock at the then current Exchange Price, and, to the extent that the Exchange Price exceeds the current market price of the Common Stock, the Investor will be paid the difference in cash (unless the Company is unable to make such cash payment, in which case it will pay such amount in shares of Common Stock).
     Each of the Original Warrant and the Additional Warrant will expire on the first anniversary of the Reset Date.
     Governance Rights
     At the closing, Mr. Ford will become the Chairman of the Board of Directors of each of the Company and the Bank, and the Company and the Bank will name two affiliated executives to senior positions: Carl B. Webb as Chief Executive Officer and J. Randy Staff as Chief Financial Officer. Mr. Webb will also be a Director of each of the Company and the Bank.
     Standstill; Transfer Restrictions
     The Investor, its affiliates and the Co-Investors will be subject to a standstill at 39.9% of the Company’s outstanding voting securities. The Warrants will be non-transferable other than to affiliates of the Investor and to the Co-Investors. The Preferred Shares and the shares of Common Stock underlying the Preferred Shares and the Warrants will not be transferable for a period of 2 years other than to affiliates and to the Co-Investors. After two years, the Preferred Shares and such shares of Common Stock will be subject to customary transfer restrictions.
     Representations and Warranties; Covenants; Conditions
     The Company has made customary representations, warranties and covenants in the Investment Agreement. The transaction will be conditioned upon the receipt of all regulatory approvals, including the non-objection of the FDIC and the DFI, the approval for listing of the shares of Common Stock underlying the Preferred Shares and the Warrants on the New York Stock Exchange, and certain other conditions as set forth in the Investment Agreement.
     The foregoing description of the transaction is qualified in its entirety by reference to the Investment Agreement, the Exchange and Shareholder Rights Agreement, the Original Warrant and the Certificate of Determination setting forth the terms of the Preferred Shares, copies of which are attached hereto as Exhibits 4.1, 4.2, 4.3 and 4.4, respectively, and are incorporated by reference herein.
     In connection with the proposed minority investment transaction, a proxy statement relating to certain of the matters discussed in this report is expected to be filed with the SEC. When filed, copies of the proxy statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov). THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from the Company’s stockholders in connection with certain of the matters discussed in this report. Information regarding such persons and their interests in the Company is contained in the Company’s proxy statements and annual reports on Form 10-K filed with the SEC. Stockholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the matters discussed in this report, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the matters discussed in this report, which are expected to be filed with the SEC.

Item 3.03 Unregistered Sales of Equity Securities.
     The description set forth in Item 1.01 above under the caption “Investment by Gerald J. Ford” is incorporated by reference herein. The issuance of securities described above is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description
Exhibit 2.1	Asset Purchase Agreement, dated as of May 21, 2007, between Fremont Investment & Loan and iStar Financial Inc.

Exhibit 4.1	Investment Agreement, dated as of May 21, 2007, by and among Fremont General Corporation, Fremont Investment & Loan and Hunter’s Glen/Ford, Ltd.

Exhibit 4.2	Form of Exchange and Shareholder Rights Agreement

Exhibit 4.3	Form of Warrant

Exhibit 4.4	Form of Certificate of Determination

Exhibit 10.1	Form of Loan Participation Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: May 24, 2007
	By:	/s/ Louis J. Rampino
		Name:	Louis J. Rampino
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
Exhibit 2.1	Asset Purchase Agreement, dated as of May 21, 2007, between Fremont Investment & Loan and iStar Financial Inc.

Exhibit 4.1	Investment Agreement, dated as of May 21, 2007, by and among Fremont General Corporation, Fremont Investment & Loan and Hunter’s Glen/Ford, Ltd.

Exhibit 4.2	Form of Exchange and Shareholder Rights Agreement

Exhibit 4.3	Form of Warrant

Exhibit 4.4	Form of Certificate of Determination

Exhibit 10.1	Form of Loan Participation Agreement